                                 Deutsche Bank

Alpha Overlay Securities Linked to the DB Commodity Booster DJUBS 14 TV Index ER
                 and the DB Commodity Harvest - 10 Index USD TR

                             Commodities o Bullish

Indicative Terms as of June 18, 2010

CUSIP:                        2515A0 5E 9

Issuer:                       Deutsche Bank AG, London Branch

Maturity / Tenor:             5 Years

Basket:                       The securities are linked to the performance of
                              the DB Commodity Booster - DJUBS - TV 14 Index ER
                              (the "Booster Index," Bloomberg: DBCMBTVE [Index])
                              and the DB Commodity Harvest - 10 Index USD TR
                              (the "Harvest Index," Bloomberg Ticker: DBCMHVEE
                              [Index]), each a "Basket Index" and collectively,
                              the "Basket Indices".

Redemption Amount:            You will receive a cash payment on the Maturity
                              Date or Basket Knock-Out Payment Date, as
                              applicable, per $1,000 security face amount,
                              calculated as follows:

                              $1,000 x (Final Basket Level / Initial Basket
                              Level )

                              Your investment will be fully exposed to any
                              depreciation in the Booster Index and the Harvest
                              Index.

Initial Basket Level:         Set equal to 100 on the Trade Date

Basket Level:                 100 x (1 + Booster Performance + Harvest
                              Performance -- Adjustment Factor)

Final Basket Level:           The Basket Level, as determined by the Calculation
                              Agent, on the Final Valuation Date, Basket
                              Knock-Out Valuation Date or the applicable trading
                              day, as the case may be.

Booster Performance:          (Final Reference Level / Initial Reference Level
                              -- 1); determined using the Initial Reference
                              Level and relevant Final Reference Level for the
                              Booster Index

Harvest Performance:          (Final Reference Level / Initial Reference Level
                              -- 1) ; determined using the Initial Reference
                              Level and relevant Final Reference Level for the
                              Harvest Index

Initial Reference Level:      The closing level for the respective Basket Index
                              on the Trade Date, subject to market disruption.

Final Reference Level:        The closing level for the respective Basket Index
                              on the Final Valuation Date, Basket Knock-Out
                              Valuation Date or the applicable trading day, as
                              the case may be.

Adjustment Factor:            0.0075 + 0.022 x Days / 365, where "Days" equals
                              the number of calendar days from the Trade Date
                              to, but excluding, the Final Valuation Date or the
                              Basket Knock-Out Valuation Date, as applicable.

Basket Knock-Out Event:       If the Basket Level is less than 40 on the close
                              of any trading day during the Observation Period
                              (a "Basket Knock-Out Event" and such trading day,
                              the "Basket Knock-Out Date"), the securities will
                              be redeemed by the Issuer for the Redemption
                              Amount calculated as of the trading day following
                              the Basket Knock-Out Date (the "Basket Knock-Out
                              Valuation Date"), with payment made on the date
                              that is five business days after the Basket
                              Knock-Out Valuation Date (the "Basket Knock-Out
                              Payment Date").

Observation Period:           The period of trading days commencing on (and
                              excluding) the Trade Date to (and including) the
                              Final Valuation Date.

Discounts and Commissions:    The Agents will not receive a commission in
                              connection with the sales of the securities. The
                              Agents may pay referral fees to other
                              broker-dealers of up to 0.50% or $5.00 per $1,000
                              face amount. The Agents may pay custodial fees to
                              other broker- dealers of up to 0.25% or $2.50 per
                              $1,000 face amount.

Agent:                        Deutsche Bank Securities Inc. and Deutsche Bank
                              Trust Company Americas.

                         Best Case Scenario at Maturity

If the Final Basket Level is greater than the Initial Basket Level, investors will receive 100% of the appreciation of the Basket, as reduced by the
Adjustment Factor.

                              Worst Case Scenario

If a Basket Knock-Out Event occurs at any time, the securities will be redeemed by the Issuer, and you will lose a significant portion, and may lose all, of your investment in the securities.

                                    Benefits

[]   Exposure to two Deutsche Bank proprietary commodity indices. The base index of the Booster Index (the "Booster Base Index") seeks to outperform the Dow
     Jones UBS Commodity Index (the "DJUBS Index"). The base Index of the
     Harvest Index (the "Harvest Base Index") takes a long position in the
     Deutsche Bank Commodity Booster Index -- S and P GSCI Light Energy (the "S
     and P Booster Index") and a short position in the S and P GSCI Light Energy
     Index ("S and P Light Energy Index"). The S and P Booster Index seeks to outperform the S and P Light Energy Index.

[]   100% participation in the performance of each Basket Index with uncapped upside potential, reduced by the Adjustment Factor.

                                     Risks

[]   The strategy of each Basket Index to achieve a target volatility in its
     Base Index may not be successful. The Booster Base Index may not outperform the DJUBS Index and the S and P Booster Index may not outperform the S and
     P Light Energy Index.

[]   If a Basket Knock-Out Event occurs at any time, the securities will be redeemed by the Issuer and you will lose a significant portion, and could lose all, of your investment in the securities.

[]   A commodity hedging disruption event may result in acceleration of the securities, and you may lose a substantial part, and could lose all, of your investment in the securities.

[]   Commodity prices may change unpredictably.

[]   An investment in the securities is subject to the credit of the Issuer.

                                Important Dates

                    Offering Period: June 18 - June 22, 2010
                    Trade Date:............... June 23, 2010
                    Settlement Date:.......... June 28, 2010
                    Final Valuation Date:..... June 23, 2015
                    Maturity Date:...June 26, 2015 (5 Years)

                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-162195
                                                             Dated June 18, 2010

                     NOT FDIC / NCUA INSURED OR GUARANTEED
                MAY LOSE VALUE * NO BANK GUARANTEE NOT A DEPOSIT
                        NOT INSURED OR GUARANTEED BY ANY
                          FEDERAL GOVERNMENTAL AGENCY

Deutsche Bank Structured Equity Sales +1 212 250-9905

Return Scenarios at Maturity
Final Basket Level	Percentage Change in Basket	Payment at Maturity (per $1,000 invested)	Return on Securities (%)
200.00	100%	$2,000.00	100.00%
180.00	80%	$1,800.00	80.00%
160.00	60%	$1,600.00	60.00%
140.00	40%	$1,400.00	40.00%
120.00	20%	$1,200.00	20.00%
110.00	10%	$1,100.00	10.00%
105.00	5%	$1,050.00	5.00%
100.00	0%	$1,000.00	0.00%
95.00	-5%	$950.00	-5.00%
90.00	-10%	$900.00	-10.00%
80.00	-20%	$800.00	-20.00%
60.00	-40%	$600.00	-40.00%
40.00	-60%	$400.00	-60.00%

This hypothetical scenario analysis table illustrates the Redemption Amounts per $1,000 security face amount, for hypothetical performances of the Basket Level, payable on the Maturity Date.  Hypothetical results are neither an indicator nor a guarantee of future returns. Actual results may vary materially from this analysis. The numbers appearing above have been rounded for ease of analysis.  For purposes of this table and these examples, it is assumed that a Basket Knock-Out Event does not occur. If a Basket Knock-Out Event occurs, you will lose a significant portion, and could lose all, of your investment in the securities. The calculation of the Basket Level includes an Adjustment Factor component. As a result, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance greater than 11.76% for the return on the securities to be positive.

Selected Risk Factors An investment in the securities involves significant risks. You should read “Risk Factors” in term sheet No. 913 for detailed information about the risks listed below.

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Basket Indices and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. In addition, as a result of the Adjustment Factor, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance of at least 11.76% for you to receive your initial investment back at maturity. You will lose some of your initial investment if the Final Basket Level is equal to or less than the Initial Basket Level.

EARLY REDEMPTION RISK — CFTC position limits on certain commodities may restrict our ability to hedge our obligation under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities and pay you an amount determined by the calculation agent. In addition, if the Basket Level is less than 40 at the close of any trading day during the Observation Period, we may redeem the securities early and the payment on the securities will be accelerated. You may lose a substantial part of your investment upon the payment acceleration in either scenario above. You may not be able to reinvest your money in a comparable investment.

CREDIT RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to risks relating to the creditworthiness of Deutsche Bank AG.

TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Basket Indices, including on the Final Valuation Date, which would affect your payment at maturity. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

STRATEGY RISK – Each Basket Index seeks an enhanced return by achieving a target volatility in its respective Base Index.  The Booster Base Index, the DB Commodity Booster DJUBS Index, seeks to outperform the DJUBS Index by adopting an optimal yield rolling strategy. The Harvest Base Index takes a long position in S&P Booster Index and a short position in S&P Light Energy Index. The S&P Booster Index seeks to outperform the S&P Light Energy Index by adopting an optimal yield rolling strategy. The target volatility strategy and the optimal yield rolling strategy may not be successful. Each Basket Index may fail to achieve the target volatility in its Base Index.

COMMODITY PRICE MAY CHANGE UNPREDICTABLY — Market prices of the commodity future contracts underlying the Basket Indices may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, etc.

THE BASKET INDICES AND BASE INDICES HAVE VERY LIMITED PERFORMANCE HISTORY.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity and may adversely affect the price, if any, at which the Issuer or its affiliates may be willing to purchase the securities from you in the secondary market. You should be willing and able to hold your securities to maturity.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE BASKET INDICES OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the Basket Level or the value of the securities.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities, and being the index sponsor for the Basket Indices and Base Indices, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange and the Issuer and its affiliates, although they may do so, will have no obligation to offer to purchase the securities in the secondary market.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the Basket Level on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 913 relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, term sheet No. 913 and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Deutsche Bank Structured Equity Sales    +1 212 250-9905